Exhibit 10.10

August 4, 2014

Lee Beckelman

[INSERT ADDRESS]

Dear Mr. Beckelman,

On behalf of Smart Sand, Inc. (the “Company”), I am pleased to extend an offer of employment to you upon the following terms and conditions:

1. Title, Reporting and Duties: Your position with the Company will be Chief Financial Officer. You will report directly to Charles Young, Chief Executive Officer. You shall devote your full business time and attention, best efforts, skill and energy to the business and affairs of the Company. Your principal work location shall be Houston, Texas unless otherwise agreed by you and the Company. You shall not engage in any activities which directly or indirectly are in competition with the performance of your duties and responsibilities and/or the business of the Company. You shall faithfully observe all of the Company’s policies, procedures, rules and regulations which regulate the terms and conditions of your employment. Your anticipated start date is Monday, August 11, 2014.

2. Compensation: The compensation package that the Company is offering you is as follows:

a. You will receive an annual base salary of $300,000.00 (Three Hundred Thousand) payable in accordance with the Company’s standard payroll practices and policies as may exist from time to time.

b. You will be eligible to receive an annual bonus of up to 50% of your annual base salary each calendar year (which shall be pro-rated for the calendar year ending December 31, 2014, based on your start date). Any bonuses earned must be approved by the Board of Directors and will be determined based on the achievement of defined objectives, including Company financial targets and your performance. Any bonuses will be paid in accordance with the Company’s general practices with respect to bonus payments and you must be employed by the Company on such payment date.

c. You will receive a one-time bonus of $300,000 within ten (10) days of an initial public offering by the Company or any entity formed by the Company for such purpose, while you are employed by the Company.

3. Grant of Restricted Stock: Upon commencement of your employment, you will receive a grant of 35 shares of restricted common stock of Smart Sand Inc. under the Smart Sand, Inc. 2012 Equity Incentive Plan, as amended to date (the “Plan”), pursuant to a Restricted Stock Award Agreement. The shares will vest in equal annual installments over a four (4) year period. You will also be required to become a party to a Stockholder Rights Agreement which provides for, among other things, rights of first refusal on transfers and voting agreement.

4. Benefits and vacation: After 90 days of employment, you will be eligible to participate in any and all employee welfare and health benefit plans, provided by the Company from time to time for the benefit of other Company employees of comparable status. You will have twenty (20) vacation days per year.

5. Obligation to Disclose Prior Agreements: You must advise us, in writing, of any agreement(s) you have with any former employer(s) that might affect your employment by or at the Company. These types of agreements include, but are not limited to, confidentiality and trade secret agreements as well as restrictive covenant/non-compete agreements. You must provide us with a copy of any relevant agreement before you commence work with us. Should you accept the Company’s offer of employment, you agree not to violate any provisions of any relevant agreement with any former employer(s). By executing below, you represent and warrant that you are not bound by any non-competition or similar agreement that prohibits you from becoming employed by the Company as its Chief Financial Officer or limits, in any way, your performance of your duties and obligations hereunder.

6. Nondisclosure, Nonsolicitation, Noncompetition: Over the course of your employment with us, you will become knowledgeable of confidential and proprietary business information concerning the Company’s business, employees, consultants and customers. In order to preserve our confidential and proprietary business information and relationships, as a condition of employment, you will be required to sign The Employee Nondisclosure, Nonsolicitation, Noncompetition and Assignment Agreement in the form attached hereto as Exhibit 1. This agreement must be signed and returned to me before you commence work on behalf of the Company.

7. Offer Contingent on Completion of Background Checks/Forms: In order to comply with the Immigration Reform and Control Act of 1986, our offer must be contingent upon satisfactory completion of the forms required by this Act. When you start your employment, we will meet with you for new employee orientation. At that time, you will be required to provide proof of identity and the ability to legally work in the United States. During that meeting, you will also need to complete various payroll and other administrative documents.

1010 Stony Hill Road, Suite 175  |  Yardley, PA 19067  |  o: 215 295-7900  |  f: 215 295-7911

8. Term: Your term of employment is for one (1) year and shall expire on the one (1) year anniversary of your start date set forth below (the “Term”), if not sooner terminated.

9. Termination: You may be terminated with or without Cause during the Term. “Cause” shall mean (i) a documented repeated and willful failure by you to perform your duties, (ii) your conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude (iii) willful material violation of a policy which is directly and materially injurious to the Company or any subsidiary of the Company, and (iv) your material breach of this Agreement or the Company’s Employee Nondisclosure, Nonsolicitation, Noncompetition and Assignment Agreement entered into in connection herewith. With respect to subsections (i), (iii) and (iv) above, Cause shall exist only after written notice of such failure, violation or breach is delivered to you and you shall have failed to cure such violation or breach within 30 days after such notice, if curable. For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or any of its Subsidiaries or Affiliate.

10. Effect of Termination: If you are terminated for Cause during the Term, you will not be entitled to any post-termination compensation. If you are terminated without Cause during the Term, you will receive an amount equal to your annual base salary less the amount of base salary paid to you during the Term prior to termination. The forgoing payment shall be conditioned upon your execution and non-revocation of a general release in favor of the Company in form and substance acceptable to the Company.

By signing and countersigning this letter and the enclosed Employee Nondisclosure, Nonsolicitation, Noncompetition and Assignment Agreement, you and Smart Sand Inc. agree to the foregoing terms and conditions. Please return the countersigned original of this letter and the countersigned Employee Nondisclosure, Nonsolicitation, Noncompetition and Assignment Agreement to me at:

Smart Sand, Inc.

1010 Stony Hill Road, Suite 175

Yardley, PA 19046

Attn: Charles E. Young, CEO

I look forward to working with you.

Best Personal Regards,

Charles E. Young

Chief Executive Officer

Smart Sand Inc.

1010 Stony Hill Road, Suite 175  |  Yardley, PA 19067  |  o: 215 295-7900  |  f: 215 295-7911

I have read and understand this letter and I accept this offer of employment under the terms and conditions described in this letter.

/s/ Lee Beckelman
Lee Beckelman

Start Date: August 11, 2014

1010 Stony Hill Road, Suite 175  |  Yardley, PA 19067  |  o: 215 295-7900  |  f: 215 295-7911

Exhibit 1